COLCHESTER GLOBAL INVESTORS

CODE OF ETHICS

This Code of Ethics (“Code”) sets out the minimum standards of performance and conduct for employees of Colchester Global Investors Limited and its affiliates (together “Colchester”). Its purpose is to promote honest and ethical conduct and to ensure compliance not only with all legal and regulatory requirements, but with current best practices in the investment management industry as well. The Code is approved each year by Colchester’s Board of Directors, and each Colchester employee must attest that they have read the Code and agree to comply with its provisions at all times. The Code is made available to all Colchester clients annually, and upon request.

1	Values

The values that underlie Colchester’s business are as follows:

Focus. Investment professionals require a focused and stable environment in order to be consistently effective in their work. Colchester views employee ownership and control as one of the best ways of avoiding the uncertainties that can threaten focus and stability. Many Colchester employees own shares in the business, and Colchester believes that its ownership structure aligns employees’ interests with those of its clients. Portfolio managers may also invest in Colchester’s funds.

Integrity and Trust. Colchester works for its clients (and their beneficiaries) and clients’ interests take precedence over any other interests at Colchester. Colchester treats its clients fairly.

Perspective. Colchester, in both its investments and its business outlook, does not permit short term expediency to outweigh medium term benefits.

Service. Colchester aims to provide accurate reporting, timely information and efficient administration.

2	Regulatory Status

Colchester is authorised by or registered with a number of regulators across the globe:

•	In the United Kingdom, Colchester is authorised and regulated by the Financial Conduct Authority (“FCA”) under the Financial Services and Markets Act 2000 (“FSMA”).

•	In the United States, Colchester is registered as an investment adviser with the Securities and Exchange Commission (“SEC”) and as a Commodity Trading Advisor (“CTA”) and Commodity Pool Operator (“CPO”) with the Commodity Futures Trading Commission (“CFTC”).

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•	In South Africa, Colchester is registered as a Financial Services Provider with the Financial Services Board.

•	In Singapore, Colchester Global Investors (Singapore) Pte. Ltd is registered with the Monetary Authority of Singapore (“MAS”) under the Securities and Futures Act 2001.

•	Colchester Global Investors (Singapore) Pte. Ltd also holds an offshore discretionary investment management services licence issued by the Financial Services Commission of Korea.

3	Commercial Policies

General Scope of Colchester’s Business

Colchester deals directly only with institutional investors and high net worth individuals. It does not deal directly with retail investors. All clients therefore fall into the category of “Professional Client” as defined in the FCA rules.

Discretionary Clients - Colchester does not deal as principal in transactions for discretionary clients, but as agent on behalf of clients. All transactions entered into on behalf of such clients are traded with brokers or counterparties that are independent of Colchester.

Separate Account Client Assets - Colchester does not hold client money or assets or operate any client bank accounts. Third party custodians, who are chosen by the client, always hold Colchester’s separate account client assets. These custodians handle all documents of title and certificates for financial instruments belonging to clients. Custodians may, on occasion, loan client assets to third parties if such transactions are permitted under the relevant custodian agreement. Colchester does not initiate any such securities lending. Income earned from such transactions is payable to the client’s account. Colchester may transfer or pledge client assets as collateral to meet margin requirements. Colchester does not borrow to leverage, unless specifically requested by clients.

Commingled Fund Assets - Colchester operates various commingled funds (“Funds”), the assets of which are held by custodians. Colchester does not lend Fund assets to third parties. However, Colchester may transfer or pledge assets in these Funds to meet margin requirements. The Funds do not borrow to leverage.

Marketing

Colchester’s marketing activities include the promotion of its services to suitable consultants through subscription to a number of consultant databases, through responses to proposal requests, and to certain institutional investors. Colchester maintains a corporate website that provides descriptions of the firm and its services.

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Soft Commissions

Colchester does not share, directly or indirectly, in any of the revenues generated by client account or Fund brokerage transactions. Furthermore, Colchester does not receive “soft-dollar” benefits from, or pay “soft-dollar” commissions to, brokers.

Prohibited Transactions

Colchester is not permitted to engage in the following activities:

•	Corporate finance activities;

•	Sponsoring of public offerings of securities;

•	Recommending investments in securities which are not readily realisable;

•	Acting for any person in connection with take-overs, mergers or substantial acquisitions of shares;

•	Advising a client on appointing a suitable custodian.

Compliance with FCA and other regulatory requirements

Colchester’s policy is to comply at all times with the principles, rules and regulations applicable to its business. Colchester’s conduct is restricted to activities and jurisdictions for which it is authorised by the FCA, the SEC, the CFTC, MAS and other applicable regulatory authorities (the “Regulatory Authorities”). In other jurisdictions, Colchester complies with relevant local regulation. Observing high standards of conduct in all aspects of its business is of the utmost importance to Colchester, and the firm therefore complies with the ‘Principles’ as laid down by the FCA. In addition to adhering to the FCA Principles, Colchester complies with the requirements of Regulatory Authorities to provide, maintain and verify information.

Colchester respects the scope of the authorisations the Regulatory Authorities have granted it. Accordingly, Colchester will not expand its business activities beyond this scope without permission, if applicable, from such Regulatory Authorities.

Privacy and Confidentiality

Colchester is committed to maintaining the confidentiality, integrity and security of confidential information provided by current, past and potential clients. Confidential information may be obtained in a number of ways, such as during the pre-investment period or from ongoing communications between Colchester and its clients. Unless it is publicly available, Colchester treats all such information as confidential, applying the same standard of care it does in dealing with the firm’s internal confidential information.

Colchester protects confidential information from unauthorised access or use in a number of ways:

•	By ensuring its systems are secure through the use of passwords, firewalls, encryption technologies and other mechanisms;

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•	By establishing physical and procedural safeguards (an Information Security Policy is available to clients on request);

•	By imposing strict policies regarding client confidentiality, as more fully set out below.

Each new employee must agree, by signing a confidentiality undertaking, that during their employment with Colchester or at any time thereafter, they will not disclose to any person or any other firm, any information concerning the affairs of Colchester, its associates or clients, the disclosure of which may damage the interests of Colchester or its clients or which is of a confidential nature, unless that employee has the written permission of the Chief Executive Officer or Chief Compliance Officer.

All employees should be aware that nothing in Colchester’s confidentiality policy prohibits them from reporting possible violations of any law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of US, UK or any other applicable law or regulation. No prior authorisation is required of anyone at Colchester to make such reports or disclosures, and no employee is required to notify anyone at Colchester that they have made such reports or disclosures. Retaliation of any kind for making such reports or disclosures, regardless of whether they are found to be valid, is expressly prohibited.

The Chief Compliance Officer maintains the confidentiality undertakings for all current and past employees.

All documents obtained or generated by Colchester or its employees in their work for Colchester (both originals and copies) that contain confidential information, are Colchester’s sole property. Upon termination of employment for any reason, or upon Colchester’s request at any time, employees must promptly return all copies of such material. During employment with Colchester and at all times thereafter, no employee may remove or cause to be removed from Colchester’s premises any confidential information, except in furtherance of their duties as an employee.

3	Conflicts of Interest

Colchester discloses the general nature and/or sources of potential conflicts of interest to its clients before undertaking business for such clients. These are set out below.

Colchester takes all reasonable steps to maintain and operate effective arrangements to manage and prevent these conflicts of interest having an adverse effect on the interests of its clients.

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A	Material interests

Colchester may engage in certain transactions that have the potential to present either direct or indirect conflicts of interest between clients. For example, potential conflicts may arise because:

•	Colchester provides investment management services to other clients, and may therefore act as agent for one client in transactions in which it is also acting as agent for other clients;

•	A director (or employee) of Colchester may be a director of an entity such as one of the Funds whose securities are held by clients;

•	Colchester, or a director (or employee) of Colchester, may have some interest in an entity such as one of the Funds whose securities are held by clients.

All of these areas of potential conflict are managed through the maintenance of policies and procedures, supplemented by internal and external monitoring.

B	Performance Fees

Colchester may enter into performance fee arrangements with clients. Theoretically, this type of fee arrangement provides an incentive for an investment manager to favour an account or accounts that pay performance fees over those that do not. Colchester does not believe its performance fee arrangements disadvantage any of its clients, and takes all reasonable steps to ensure the fair and equitable allocation of investment opportunities amongst its clients without regard to fee arrangements. Accordingly, Colchester has procedures and monitoring processes in place to ensure that transactions for all accounts are dealt with on the same basis. A register of performance fee bearing client accounts is maintained.

C	Valuation of Securities

Colchester may on occasions be required to value certain hard-to-price securities held in client portfolios. As Colchester is paid a fee which is a percentage of the net asset value of portfolios, a conflict could arise whereby Colchester is paid a higher fee if the valuation of those securities is higher. To address this potential conflict, Colchester operates a Valuation Committee whose membership includes representatives from Operations, Compliance, Risk and Dealing (but excluding Investment Management and Board-level representation). The objective of the Valuation Committee is to ensure accuracy, transparency and consistency in Colchester’s adopted valuation sources whilst confirming there are no conflicts of interest when standard valuation sources are not used.

D	Insurance

Colchester arranges its insurance through a major insurance broker. This broker operates a separate investment consulting division that may recommend its clients to invest through Colchester. Insurance brokers, as regulated businesses, will have information barriers in place between their insurance and consulting divisions. Colchester however takes care to operate an

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impartial process when negotiating its annual renewal of insurance cover. The renewal process is undertaken by Colchester’s Finance department with no representation or influence from Marketing or other client facing personnel.

E	Investment Research

Where required by regulation, Colchester pays for investment research at rates which it deems to be representative of the value of that investment research to its investment process and for the benefit of its clients. Trading venue decisions are made by a dedicated Dealing team, which operates independently from the investment management team which selects and receives the investment research.

F	Remuneration

All senior investment professionals have an ownership interest in Colchester and receive competitive base salaries. Bonuses are tied to the overall profitability of Colchester, and the majority of income before compensation is distributed to those active in the business. Bonus and total compensation levels are reviewed and set annually based on contribution. For the investment staff, no set performance criteria or algorithms are used, but rather an overall assessment of work quality and commitment is made during the remuneration process.

G	Personal Account Dealing

Colchester maintains procedures to restrict and control personal account dealing by “Supervised Persons” (all permanent employees and any temporary or contract workers engaged by Colchester). Personal transactions are investment trades undertaken by or on behalf of the Supervised Person or:

•	Their spouse or civil partner

•	Their dependent child or stepchild;

•	Their other relatives sharing the same household;

•	Any other person or entity with whom they have a close link (a link arising through ownership/control which would include a partnership, trust or company controlled by the Supervised Person or any one of the categories of person listed here); and

•	Any other person whose relationship with the Supervised Person is such that the Supervised Person has a direct or indirect material interest in the outcome of the trade (other than a fee or commission for the execution of the trade).

The rules and procedures contained in this section apply to all personal dealings of whatever kind, including formal or informal offers to buy and sell securities, taking up a rights issue,

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exercising conversion or subscription rights, buying, selling, exercising or assigning an option. They do not apply to investments by Supervised Persons in automatic investment plans or accounts over which the Supervised Person has no direct or indirect influence or control.

Restrictions on personal transactions

The following prohibitions apply to personal account dealing by Supervised Persons:

•	No Supervised Person may deal or effect personal transactions unless they have signed an undertaking to comply with the provisions of Colchester’s Compliance Manual and this Code of Ethics;

•	No Supervised Person may deal for their own account with any of Colchester’s clients, unless the client is an “Authorised Person” (under the Financial Services and Markets Act 2000);

•	No Supervised Person may deal, nor seek permission to deal, if they are aware that such dealing may have a direct adverse impact on, or divert the Supervised Person’s attention from or impair the performance of their duties in relation to, Colchester, its associates, a client or a colleague;

•	No Supervised Person may knowingly deal on their own account or on behalf of Colchester with a person who is an employee of another firm who is trying to evade their personal dealing rules or insider trading regulations; and

•	No Supervised Person may advise or cause another person to deal in contravention of any of these rules or any insider trading regulations.

•	No Supervised Person may sell a security which has been held for fewer than 35 calendar days. Approval for Personal Transactions

Supervised Persons may only undertake a personal transaction if, subject to certain limited exceptions, they have sought prior written approval from the Chief Compliance Officer (or their designate) for the transaction under these procedures. Consent will generally be given where the Chief Compliance Officer (or designate) is satisfied that the proposed transaction:

•	Falls outside Colchester’s current investment programme;

•	Does not present a conflict with Colchester’s or any client’s interests;

•	Does not involve securities in which trading is restricted;

•	(if a sale) Has been held for at least 35 calendar days, unless the Supervised Person can demonstrate emergency and unforeseen personal reasons for selling within the 35 day window, which have been evidenced to Compliance and approved by the CEO.

If approval is granted, the trade must be executed within the specified approval window (48 hours unless agreed otherwise in writing) after which the approval will lapse and the Supervised Person will need to seek re-approval. After executing the transaction, a copy of the contract note must be sent to Compliance.

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Supervised persons are encouraged to adhere to the best practice principle that all security dealing should be for long-term investment purposes rather than short-term trading profits.

Initial and Annual Disclosure Requirements

All new Supervised Persons are required to provide the Chief Compliance Officer with a report of securities held (other than in an automatic investment plan or in an account over which the employee has no direct or indirect influence or control) no later than ten (10) days after they begin employment with Colchester. The Chief Compliance Officer will review this information which will be treated in a confidential manner with access generally only being necessary by compliance staff. However, complete privacy cannot be guaranteed to employees as Colchester believes openness is the best safeguard against any possible accusations of conflicts of personal dealing with respect to the assets of clients, whose interests must always be prioritised.

On an annual basis, all Supervised Persons are required to sign a declaration that they have complied with the Code of Ethics (including the Personal Account Dealing Rules) over the period since their initial/last declaration. Where reportable securities are held, annual holdings reports are required as at 31 December, and these should be submitted to the Chief Compliance Officer within 45 days of the year end.

The Chief Compliance Officer reserves the right to request quarterly reports from Supervised Persons where trading volume/activity may so warrant, in their opinion.

H	Gifts, Hospitality and Political Contributions

Giving to, or receiving gifts or other items of value from, persons doing business or seeking to do business with Colchester may call into question the independence of that person’s judgment. Accordingly, Colchester has set limitations on this type of conduct.

Accepting Gifts and Hospitality

The acceptance of gifts and hospitality by employees and persons associated with Colchester (i.e. individuals or firms who perform services for or on behalf of the firm), regardless of value, must be reported to the Chief Compliance Officer or their designate in writing.

Gifts and hospitality whose approximate value is no more than £100 may be accepted without prior approval, but they are still reportable to the Chief Compliance Officer or their designate.

All gifts and hospitality received with a value over £100 per person requires prior approval of the Chief Compliance Officer or their designate.

The acceptance of gifts and hospitality in exchange for any business advantage is unacceptable. Extraordinary or extravagant gifts are not permitted and must be declined or returned. Offers of payment for accommodation and travel must be declined. Compliance will seek confirmation in all cases that there is a business element to all hospitality received, although care should be taken to ensure that there is no discussion which may constitute ‘Investment Research’ unless a fee for that research has been agreed in advance.

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Such restrictions on accepting gifts and hospitality are consistent with Colchester’s recognition that the receipt of gifts or hospitality could compromise an employee’s duty to act in the best interests of all clients or be interpreted as bribery.

A register of gifts and hospitality received is maintained by Compliance.

Giving of Gifts and Providing Hospitality

Employees and persons associated with Colchester (i.e. individuals or firms who perform services for or on behalf of the firm) may provide reasonable hospitality to clients/prospective clients, counterparties and other third party service providers, provided that both the employee and recipient are present and there is a business purpose for the entertainment. It is anticipated that employees and persons associated with Colchester will not entertain the same person more than four times per year.

Any expenditure in excess of £100 per gift, or £175 per person on hospitality including business meals and sponsorship of dinners/conferences etc, requires prior approval by the Chief Compliance Officer or their designate.

Any expenditure must be clearly identified in expense claims or credit card statements and the employee or person associated with Colchester must provide the date, description and recipient of the gift or hospitality. Such restrictions on giving gifts and hospitality are consistent with Colchester’s recognition that any transaction that could be interpreted as bribery or the provision of gifts and hospitality to attain any business advantage will not be tolerated.

Policy on Gifts and Entertainment for ERISA Clients

The Employee Retirement Income Security Act of 1974 (“ERISA”) prohibits accepting fees, kickbacks, gifts, loans, money or anything of value given with the intent of influencing decision-making with respect to any employee benefit plan. Accepting or offering gifts, entertainment or other items may be viewed as influencing decision-making and is therefore unlawful under ERISA. Many public employee benefit plans are subject to similar restrictions.

Political Contributions

All non-US political contributions by employees in excess of £250 must be reported to the Chief Compliance Officer prior to being made. Non-US political contributions equal to or less than £250 should be reported to the Chief Compliance Officer within 10 days of being made.

Any political contributions or fundraising activity made by employees to US politicians, candidates, political parties or government officials must be pre-cleared with the Chief Compliance Officer to ensure no conflict of interest exists with Colchester’s clients or prospective clients.

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I	Outside Business Activities

Colchester’s duties to its clients require Colchester’s employees to devote their professional attention to client interests above their own and those of other organisations. Accordingly, employees may not engage in any of the following outside business activities without prior written consent as set out below:

•	Be engaged in any other business;

•	Be employed or compensated by any other person for business-related activities;

•	Serve as an employee of another organisation (other than an affiliate of Colchester);

•	Serve as a general partner, managing member or in similar capacity with limited or general partnerships, LLCs or private funds (other than those managed by Colchester);

•	Engage in personal investment transactions to the extent that it diverts the employee’s attention from or impairs the performance of his or her duties in relation to the business of Colchester and its clients;

•	Have any direct or indirect financial interest or investment in any dealer, broker or other current or prospective supplier of goods or services from which the employee might benefit or appear to benefit materially; or

•	Serve on the board of directors (or in any similar capacity) of another company.

Should an executive director wish to engage in an outside business activity, or a non-executive director wish to hold a directorship in an organisation with a predominantly commercial objective which is not part of a group with which such director is currently engaged, they must first obtain written consent from Colchester’s Board. Other employees who wish to engage in an outside business activity must first obtain written consent from the Chief Compliance Officer. Any outside business activities relating to investment management activities or involving a client or prospective client require approval and consent from the Board. Authorisation for board service will normally require that Colchester does not hold or purchase any shares in the company on whose board the employee sits.

Compliance maintains a register of outside business activities.

6	Inside Information

As an institutional investment manager, Colchester and its investment personnel have investment discretion over large amounts of funds which, when invested or disinvested, could have a significant impact on the securities or foreign exchange markets, or more particularly, on the value of an individual security. Through its contacts with brokers, clients or market participants, it is possible that Colchester and its employees may obtain inside information. In these circumstances, the following prohibitions apply:

•	No employee in possession of inside information about a security shall purchase or sell the security, or procure another person to purchase or sell the security, for their account, for the account of Colchester, for any client account or for the account of anyone else.

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•	Employees should not discuss investment issues with other asset management companies as this may lead to the inadvertent exchange of inside information.

•	No employee shall pass on inside information to any person outside Colchester except as required in discussions with Colchester’s professional advisors.

•	No employee shall recommend the purchase or sale of a security whilst in the possession of inside information relating to that security.

The overriding principle is that, under no circumstances, may an employee trade or recommend trading in any security while in possession of inside information relating to that security.

Colchester employees should not initiate market rumours. The discovery of any such practice will result in disciplinary action against the employee concerned (in line with documented disciplinary procedures). In the event that employees receive information which they consider to be a rumour, then this information should not be passed on to or discussed with parties outside of Colchester without emphasising that the information in question is unproven and likely to be a rumour. Rumours relating to specific securities that are likely to be traded for client accounts should be reported to Compliance.

7	Error Policy

On rare occasions, an error may occur with respect to a client account or Fund transaction. For example, an erroneous purchase or sale of a security or other financial instrument (such as a spot or forward currency contract) may happen, or Colchester may inadvertently breach investment guidelines. When Colchester bears responsibility for the error, the firm generally seeks to place the client account or Fund concerned in a substantially similar position as it would have been in had the error not occurred; clients and Funds will be reimbursed for losses and should benefit from any gains resulting from such errors.

In certain circumstances, Colchester may be required to obtain the consent of its regulators (which may include but are not limited to the FCA, the SEC, CFTC or the U.S. Department of Labor), an independent fiduciary on behalf of its clients, its fund regulators and/or its insurers before resolving an error. Obtaining these consents or correcting the error may result in, among other things, delays in placing the client account or Fund in a substantially similar position as it would have been in had the error not occurred, the payment of compensatory amounts (these payments may, in certain circumstances, be paid over a period of years) and/or the suspension of the calculation of a client account’s or Fund’s net asset value.

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Any Colchester employee who identifies an error must immediately bring it to the attention of the Chief Compliance Officer, the Chief Risk Officer and/or other appropriate senior managers. Together, they should decide on what corrective action to take to protect clients and minimise their loss.

8	Complaints

A complaint is defined as any communication (whether verbal or written), whether justified or not, that expresses concern about services provided by Colchester. Colchester will deal with any complaint received from a client or another source seriously and impartially.

Complaints from clients or other third parties must be addressed to the Chief Compliance Officer at Colchester’s London address which is set out at the foot of this document. All complaints received via employees must be passed to the Chief Compliance Officer immediately. The Chief Compliance Officer will investigate all complaints (or ensure that the complaint is handled in an independent manner) and thereafter agree an appropriate course of action with the Chief Executive Officer. All complaints will be acknowledged promptly in writing and, unless the matter can be resolved immediately, the complainant will be kept informed of the progress of their complaint. Colchester will investigate the complaint competently, diligently and impartially, and assess the complaint fairly, consistently and promptly. Within eight weeks of receipt of the complaint, Colchester will advise the complainant whether it accepts the complaint, what redress or remedial action it will take, or whether the complaint is rejected, in which case Colchester will give the reasons why. In certain circumstances, the complainant may be eligible to take their complaint to the Financial Ombudsman Service if the complaint is not resolved to the satisfaction of the complainant. The Chief Compliance Officer will provide those complainants who are eligible with further details of their options in this regard.

The Chief Compliance Officer keeps a written record of the complaint, with details of any investigation and/or action taken, for seven years from the date of receipt of the complaint.

9	Training and Attestation

A	Training on Code of Ethics

Colchester believes that implementing a professional ethics training programme is essential to meeting its regulatory requirements and therefore it provides mandatory in-house ethics training to all employees on an annual basis.

Training is undertaken using a variety of media including in-house training sessions, videos, and handouts. Training topics include a review of appropriate ethical standards, applicable jurisdictional laws and regulations relating to personal account dealing, privacy and confidentiality, conflicts of interest, internal controls and on-boarding procedures and market conduct, among other topics.

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Colchester maintains attendance records on file for a minimum of 7 years.

The scope of employee training is subject to annual review and modification in order to ensure compliance with the highest ethical standards and regulatory requirements.

B	Violations of Code of Ethics

Violations should be reported immediately to the Chief Compliance Officer who will decide whether further action is required. The Chief Compliance Officer takes steps to ensure the source of information is not disclosed.

C	Employee Acceptance of Code of Ethics

All new employees must sign an acknowledgement that they have received and read a copy of the Compliance Manual and Personnel Handbook and that they agree to comply with Colchester’s policies and procedures at all times, including the Code of Ethics. Each employee is responsible for maintaining familiarity with the Code of Ethics as it may be revised from time to time.

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